TORQUE ENGINEERING PRESS RELEASE
                        (f/k/a Quintessence Oil Company)
                                 April 19, 2000
                                Elkhart, Indiana



The new management of Torque (formerly known as Quintessence Oil Company) reported today that it had just discovered that the audit reports accompanying the financial statements of Quintessence for the fiscal years ended December 31, 1997 and 1998 were fraudulent as the audits were not performed by the accounting firm set forth on the reports. Quintessence Oil Company was essentially dormant during that period of time and present management believes the financial statements included with the 1997 and 1998 10-KSBs are likely accurate since there were essentially no operations and the assets consisted principally of cash.

The company has engaged new auditors to audit the financial statements for the year ended December 31, 1999. While preparing the Form 8-K to disclose the change of auditors, the company contacted the audit firm listed in the audit report for 1997 and 1998 and it was as a result of this contact that the fraudulent report was discovered. The company will be required to reaudit the 1997 and 1998 financial statements and is making arrangements to accomplish that expeditiously.

Management regrets having to make this disclosure, however we believe that other than the time and expense required to correct this problem, it should not have an impact on our vision for Torque or its ongoing operations. We have been advised by OTC Compliance that the Company's trading symbol will be given an "E" and we will have 30 days from then to complete the re-audits and bring our reports current or we will be dropped from the OTCBB.

For further information contact Richard Wedel at Torque Engineering Corporation, Elkhart, Indiana, (219) 264-2628.